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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
           THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number: 0-28390

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
               (Exact Name of Registrant as Specified in Charter)

            c/o Suite 3200,1650 Market Street, Philadelphia, PA 19103
                                 (215) 665-1540
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Class A Common Stock, $.01 par value per share
            (Titles of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)       [ ]      Rule 12h-3(b)(1)(i)    [ ]
                  Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(1)(ii)   [ ]
                  Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(i)    [ ]
                  Rule 12g-4(a)(2)(ii)      [ ]      Rule 12h-3(b)(2)(ii)   [ ]
                                                     Rule 15d-6             [X]

         Approximate number of holders of record as of the certification or notice date: 3,962
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Pennsylvania Physician Healthcare Plan, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    Pennsylvania Physician Healthcare Plan, Inc.
                                    (Registrant)


Date: January 12, 2001                             By:   /s/ Gary Brown
                                                         -----------------------
                                                         Gary Brown, Chairman of
                                                                the Board